EXHIBIT 99

        Press Release In Connection with the Acquisition of Certain Assets and the Assumption of Certain
        Liabilities Associated with a Branch Acquisition
        Transaction

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THE QUAKERTOWN                      P. O. Box 9005
 NATIONAL BANK                      Quakertown, PA 18951-9005
                                    TEL (215) 538-5600
                                    FAX (215) 538-5790

FIRST LEHIGH BANK                   1620 Pond Road
                                    Allentown, PA 18104-2255
                                    TEL (610) 398-6660
                                    FAX (610) 398-6690

FOR IMMEDIATE RELEASE
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  QNB TO ACQUIRE DEPOSITS OF FIRST LEHIGH'S QUAKERTOWN BRANCH


QUAKERTOWN, PA (20 June 1997) QNB Corp. and First Lehigh Corporation jointly announce that their respective subsidiaries have signed an agreement, on June 20, 1997, for The Quakertown National Bank (QNB), the sole subsidiary of QNB Corp., to purchase the deposits of First Lehigh's Quakertown branch. The premium paid on the deposits was not disclosed. The acquisition agreement is subject to regulatory approval and is expected to close by the fourth quarter of 1997.

The purchase will add approximately 1,050 new accounts and $9 million in deposits to QNB. Thomas J. Bisko, President and CEO of QNB, stated "The Bank is extremely pleased to have reached this agreement. This purchase demonstrates QNB's strategy of focusing on our local market and serving area consumers and businesses. We look forward to welcoming the new customers to our QNB family."

First Lehigh Bank President and CEO, Wilbur R. Roat, stated "The sale of the Quakertown Branch deposits will allow First Lehigh Bank to concentrate its marketing efforts on its Allentown/Bethlehem/Walnutport operations and its newly opened branch at 1620 Pond Road (South Whitehall), Allentown, PA. We are pleased that The Quakertown National Bank has

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QNB Corp.                  page 2 of 2


agreed to acquire these deposits and provide ongoing service to our customers in the Quakertown marketplace."

The Quakertown National Bank currently operates six branches with locations in Quakertown, Dublin, Coopersburg, Pennsburg and
Perkasie.  QNB Corp.'s total assets exceed $290 million.

First Lehigh Bank will continue to operate its five other branch locations in Walnutport, Cherryville, Allentown, Bethlehem and
South Whitehall.  First Lehigh Corporation's total assets exceed
$111 million.


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Contact: QNB Corp.
         Thomas J. Bisko, (215) 538-5612

         First Lehigh Bank
         Wilbur R. Roat, (610) 398-6660